Exhibit 99.1

Mentor Graphics Reports Fiscal Second Quarter Results and Announces Quarterly Dividend

WILSONVILLE, Ore.--(BUSINESS WIRE)--August 20, 2015--Mentor Graphics Corporation (NASDAQ:MENT) today announced financial results for the company’s fiscal second quarter ended July 31, 2015. The company reported revenues of $281.1 million, non-GAAP earnings per share of $0.36, and GAAP earnings per share of $0.26.

“Revenue was an all-time second quarter record and Mentor exceeded non-GAAP earnings per share guidance for the 26th consecutive quarter,” said Walden C. Rhines, chairman and CEO. “Customer need for increased amounts of software drove early renewal activity and the upside in the quarter. Demand was strongest in both Design to Silicon and Scalable Verification. During the quarter we added five new emulation customers, including both a Top Ten chip company and a start-up.”

During the quarter, the company announced Veloce® Power Application software, which captures real power consumption during emulation and passes the information efficiently to power analysis tools. Mentor also announced its next-generation MicReD® Industrial Power Tester, which now provides 1500 amp electronic component power cycling and thermal testing for up to 12 devices simultaneously, to benefit automotive, railway, power generation and renewable energy industries. The quarter also had a major new release of the Mentor® Enterprise Verification Platform, with new levels of Questa® performance and productivity in areas including simulation, debug, and low-power verification.

In the second quarter the company also announced the newest version of the FloTHERM® XT product, with EDA connectivity for advanced thermal management of electronic systems, printed circuit boards and packages of any geometric complexity. In addition Mentor introduced the latest release of the Flowmaster® computational fluid dynamics software targeting network systems in automotive, aerospace and power generation. The company also announced a new release of the Mentor® Embedded Nucleus® Real-Time Operating System targeting connected embedded devices for high-performance Internet of Things applications.

“Second quarter results highlight both our continued rigorous attention to cost control and the operating leverage in our business,” said Gregory K. Hinckley, president of Mentor Graphics. “On an 8% increase in revenue, GAAP and non-GAAP operating expenses grew less than 1.5% year on year. Second quarter revenue exceeded guidance by 12% while non-GAAP EPS was up over 150% versus guidance. Cash flow, another important metric, was strong with cash flow from operations of $49 million in the second quarter and $95 million in the first half of fiscal 2016.”

Outlook

For the third quarter of fiscal 2016, the company expects revenue of about $290 million, non-GAAP earnings per share of about $0.27 and GAAP earnings per share of approximately $0.17. For the full year fiscal 2016, the company is raising revenue guidance to about $1.285 billion; is increasing non-GAAP earnings per share guidance from $1.88 to about $1.90; and currently expects GAAP earnings per share of approximately $1.25.

Dividend

The company announced a quarterly dividend of $0.055 per share on outstanding common stock. The dividend is payable on September 30, 2015 to shareholders of record at the close of business on September 10, 2015.

Fiscal Year Definition

Mentor Graphics Corporation’s fiscal year runs from February 1 to January 31. The fiscal year is dated by the calendar year in which the fiscal year ends. As a result, the first three fiscal quarters of any fiscal year will be dated with the next calendar year, rather than the current calendar year.

Discussion of Non-GAAP Financial Measures

Mentor Graphics’ management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross profit, operating income, operating margin, net income, and earnings per share which we refer to as non-GAAP gross profit, operating income, operating margin, net income, and earnings per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, marketing and sales, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses, interest expense associated with the amortization of original issuance debt discount on convertible debt, the equity in earnings or losses of unconsolidated entities (except Frontline PCB Solutions Limited Partnership (Frontline)), and the impact on basic and diluted earnings per share of changes in the calculated redemption value of noncontrolling interests, which management does not consider reflective of our core operating business.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

  Identified intangible assets consist primarily of purchased technology, backlog, trade names, and customer relationships. Amortization charges for our intangible assets can vary in frequency and amount due to the timing and magnitude of acquisition transactions. We consider our operating results without these charges when evaluating our core performance due to the variability. Generally, the most significant impact to inter-period comparability of our net income is in the first twelve months following an acquisition.
  Special charges may include expenses related to employee severance, certain litigation costs, acquisitions, excess facility costs, and other asset related charges. Special charges are incurred based on particular facts and circumstances and can vary in size and frequency. Restructuring costs included in special charges include costs incurred for employee terminations, including severance and benefits, driven by modification of business strategy or business emphasis. Litigation costs classified as special charges consist of professional service fees related to patent litigation involving us, EVE S.A., and Synopsys, Inc. These costs are included in special charges because of their unusual nature due to the significance in variability of timing and amount. Special charges are not ordinarily included in our annual operating plan and related budget due to unpredictability, driven in part by rapidly changing technology and the competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.
  Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options and restricted stock units, and purchases made as a result of our employee stock purchase plans. We do not consider equity plan-related compensation expense in evaluating our managers’ performance internally or our core operations in any given period.
  Interest expense attributable to amortization of the original issuance debt discount on convertible debt is excluded. Management does not consider this charge as a part of our core operating performance. We do not consider the amortization of the original issuance debt discount on convertible debt to be a direct cost of operations.
  Equity in earnings or losses of unconsolidated entities represents our equity in the net income (loss) of common stock investments accounted for under the equity method. The carrying amounts of our investments are adjusted for our share of earnings or losses of the investee. We report our equity in the earnings or losses of investments in other income (expense), net (with the exception of our investment in Frontline as discussed below). The amounts are excluded from our non-GAAP results as we do not control the results of operations for the investments and we do not participate in regular and periodic operating activities; therefore, management does not consider these investments as a part of our core operating performance.
  The Company maintains a 50% interest in Frontline, a joint venture. We report our equity in the earnings or losses of Frontline within operating income. Although we do not exert control, we actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.
  Income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, utilizing a normalized effective tax rate. The normalized non-GAAP effective tax rate of 19% considers our global tax posture, including the weighted average tax rates applicable in the various jurisdictions in which we operate; eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency; and considers our U.S. tax loss carryforwards and tax credits that were not previously recorded as a benefit in our financial statements. Our non-GAAP effective tax rate is subject to change over time for various reasons, including changes in geographic business mix, statutory tax rates, foreign re-investment expectations, and availability of U.S. tax loss carryforwards and tax credits that were not previously recorded as a benefit. Our normalized effective non-GAAP tax rate increased from 17% for the year ended January 31, 2015 to 19% for the year ended January 31, 2016. The increase in the normalized non-GAAP effective tax rate reflects the reduced availability of U.S. tax loss carryforwards that were not previously recorded as a benefit in our financial statements. Our GAAP tax rate for the six months ended July 31, 2015 is 11% after consideration of period specific items. Without period specific items of $(1.6) million, our GAAP tax rate is 18%. Our full fiscal year 2016 GAAP tax rate, inclusive of period specific items recognized through July 31, 2015, is projected to be 16%.
  Our agreement with the owners of noncontrolling interests in one of our subsidiaries gives them a right to require us to purchase their interests for a price based on a formula defined in the agreement. Under GAAP, increases (or decreases to the extent they offset previous increases) in the calculated redemption value of the noncontrolling interests are recorded directly to retained earnings and therefore do not affect net income. However, as required by GAAP, these amounts are applied to increase or decrease the numerator in the calculation of basic and diluted earnings per share. Management does not consider fluctuations in the calculated redemption value of noncontrolling interests to be relevant to our core operating performance.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options, restricted stock units, and employee stock purchase plan shares in a loss situation.

Non-GAAP gross profit, operating income, operating margin, net income, and earnings per share are supplemental measures of our performance that are not presented in accordance with GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross profit, operating income, operating margin, net income, and earnings per share because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future, we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income are:

  Amortization of intangible assets represents the loss in value as the technology in our industry evolves, is advanced, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  We regularly evaluate our business to determine whether any operations should be eliminated or curtailed. Additionally, as part of our ongoing business, we engage in acquisition and assimilation activities and patent litigation. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.
  Our stock incentive and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.
  Our income tax expense will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits.
  Other companies, including other companies in our industry, calculate non-GAAP net income differently than we do, limiting its usefulness as a comparative measure.

About Mentor Graphics

Mentor Graphics Corporation is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues in the last fiscal year in excess of $1.24 billion. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor Graphics, Mentor, Veloce, MicReD,Questa, FloTHERM, Flowmaster and Nucleus are registered trademarks of Mentor Graphics Corporation. All other company and/or product names are the trademarks and/or registered trademarks of their respective owners.)

Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) economic weakness in the European Union, China, Japan or other countries, and the potential adverse impact of such weakness on the semiconductor and electronics industries; (ii) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry, including the risk of obsolescence for our hardware products; (iii) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (iv) effects of the volatility of foreign currency fluctuations on the company’s business and operating results; (v) effects of customer mergers or divestitures, customer seasonal purchasing patterns and the timing of significant orders which may negatively or positively impact the company’s quarterly results of operations; (vi) changes in accounting or reporting rules or interpretations, including new rules affecting revenue recognition; (vii) the impact of audits by taxing authorities, or changes in applicable tax laws, regulations or enforcement practices; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) litigation; all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Revenues:
System and software	$162,201	$149,480	$318,132	$297,709
Service and support	118,861	110,753	235,073	214,675
Total revenues	281,062	260,233	553,205	512,384
Cost of revenues: (1)
System and software	13,049	16,185	26,673	43,156
Service and support	31,420	30,903	64,989	60,014
Amortization of purchased technology	1,794	1,841	3,652	3,202
Total cost of revenues	46,263	48,929	95,314	106,372
Gross profit	234,799	211,304	457,891	406,012
Operating expenses:
Research and development (2)	89,053	87,542	178,568	171,993
Marketing and selling (3)	84,741	82,305	169,692	166,939
General and administration (4)	18,670	19,473	36,633	37,155
Equity in earnings of Frontline (5)	(1,351)	(2,062)	(2,221)	(3,441)
Amortization of intangible assets (6)	2,234	2,026	4,453	3,776
Special charges (7)	2,186	5,108	39,163	11,034
Total operating expenses	195,533	194,392	426,288	387,456
Operating income:	39,266	16,912	31,603	18,556
Other income (expense), net (8)	187	(104)	529	(362)
Interest expense (9)	(4,772)	(4,807)	(9,466)	(9,392)
Income before income tax	34,681	12,001	22,666	8,802
Income tax expense (benefit) (10)	4,071	(1,768)	2,559	(1,942)
Net income	30,610	13,769	20,107	10,744
Less: Loss attributable to noncontrolling interest (11)	(602)	(403)	(1,220)	(877)
Net income attributable to Mentor Graphics shareholders	$31,212	$14,172	$21,327	$11,621
Net income per share attributable to Mentor Graphics shareholders:
Basic[a]	$0.27	$0.13	$0.18	$0.12
Diluted[a]	$0.26	$0.13	$0.18	$0.11
Weighted average number of shares outstanding:
Basic	116,584	113,868	116,296	114,396
Diluted	119,368	116,551	118,986	116,960

[a]We have (decreased) increased the numerator of our basic and diluted earnings per share calculation for the adjustment of the noncontrolling interest with redemption feature to its calculated redemption value, recorded directly to retained earnings, as follows:

	$(144)	$895	$125	$1,562

Refer to description of footnotes below.

MENTOR GRAPHICS CORPORATION
FOOTNOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

Listed below are the items included in net loss that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures."

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
(1) Cost of revenues:
Equity plan-related compensation	$608	$544	$1,316	$1,079
Amortization of purchased technology	1,794	1,841	3,652	3,202
	$2,402	$2,385	$4,968	$4,281

(2) Research and development:
Equity plan-related compensation	$3,800	$3,311	$8,118	$6,552

(3) Marketing and selling:
Equity plan-related compensation	$2,366	$2,143	$4,846	$4,321

(4) General and administration:
Equity plan-related compensation	$3,812	$3,162	$6,584	$5,337

(5) Equity in earnings of Frontline:
Amortization of other identified intangible assets	$-	$-	$-	$116

(6) Amortization of intangible assets:
Amortization of other identified intangible assets	$2,234	$2,026	$4,453	$3,776

(7) Special charges:
Rebalance, restructuring, certain litigation, and other costs	$2,186	$5,108	$39,163	$11,034

(8) Other income (expense), net:
Net (income) loss of unconsolidated entities	$(14)	$55	$(39)	$68

(9) Interest expense:
Amortization of original issuance debt discount	$1,633	$1,521	$3,237	$3,015

(10) Income tax expense (benefit):
Non-GAAP income tax effects	$(6,018)	$(7,158)	$(15,300)	$(9,983)

(11) Loss attributable to noncontrolling interest:
Amortization of intangible assets, equity-plan related compensation, and income tax effects	$(200)	$(204)	$(400)	$(404)

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(In thousands, except earnings per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
GAAP net income attributable to Mentor Graphics shareholders	$31,212	$14,172	$21,327	$11,621
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	608	544	1,316	1,079
Research and development	3,800	3,311	8,118	6,552
Marketing and selling	2,366	2,143	4,846	4,321
General and administration	3,812	3,162	6,584	5,337
Acquisition - related items:
Amortization of purchased assets
Cost of revenues (2)	1,794	1,841	3,652	3,202
Amortization of intangible assets (3)	2,234	2,026	4,453	3,892
Special charges (4)	2,186	5,108	39,163	11,034
Other income (expense), net (5)	(14)	55	(39)	68
Interest expense (6)	1,633	1,521	3,237	3,015
Non-GAAP income tax effects (7)	(6,018)	(7,158)	(15,300)	(9,983)
Noncontrolling interest (8)	(200)	(204)	(400)	(404)
Total of non-GAAP adjustments	12,201	12,349	55,630	28,113
Non-GAAP net income attributable to Mentor Graphics shareholders	$43,413	$26,521	$76,957	$39,734

GAAP and Non-GAAP weighted average shares (diluted)	119,368	116,551	118,986	116,960

Net income per share attributable to Mentor Graphics shareholders:
GAAP (diluted)	$0.26	$0.13	$0.18	$0.11
Noncontrolling interest adjustment (9)	-	(0.01)	-	(0.01)
Non-GAAP adjustments detailed above	0.10	0.11	0.47	0.24
Non-GAAP (diluted)	$0.36	$0.23	$0.65	$0.34

(1)	Equity plan-related compensation expense is the fair value of all share-based payments to employees for stock options and restricted stock units, and purchases made as a result of the employee stock purchase plans.
(2)	Amount represents amortization of purchased technology resulting from acquisitions. Purchased technology is generally amortized over two to five years.
(3)	Other identified intangible assets are generally amortized to operating expense over two to five years. Other identified intangible assets include trade names, customer relationships, and backlog resulting from acquisition transactions. The amount presented for the six months ended July 31, 2014 also includes $116 of amortization of other identified intangible assets for Frontline, which were fully amortized in the first quarter of fiscal 2015.
(4)	Three months ended July 31, 2015: Special charges consist of (i) $944 for EVE litigation costs, (ii) $840 of costs incurred for employee rebalances which include severance benefits, notice pay, and outplacement services, and (iii) $402 in other adjustments.
Three months ended July 31, 2014: Special charges consist of (i) $4,231 for EVE litigation costs, (ii) $575 of costs incurred for employee rebalances which include severance benefits, notice pay, and outplacement services, and (iii) $302 in other adjustments.
Six months ended July 31, 2015: Special charges consist of (i) $25,435 for severance costs incurred for the voluntary early retirement program, (ii) $10,703 of costs incurred for employee rebalances which include severance benefits, notice pay, and outplacement services, (iii) $2,519 for EVE litigation costs, and (iv) $506 in other adjustments.
Six months ended July 31, 2014: Special charges consist of (i) $8,189 for EVE litigation costs, (ii) $1,700 of costs incurred for employee rebalances which include severance benefits, notice pay, and outplacement services, and (iii) $1,145 in other adjustments.
(5)	Amount represents (income) loss on an investment accounted for under the equity method of accounting.
(6)	Amount represents the amortization of original issuance debt discount.
(7)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 19% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income for the three and six months ended July 31, 2015 and a 17% tax rate for the three and six months ended July 31, 2014.
(8)	Adjustment for the impact of amortization of intangible assets, equity plan-related compensation, and income tax expense on noncontrolling interest.
(9)	Non-GAAP EPS excludes from the numerator of our earnings per share calculation the adjustment of the noncontrolling interest to the calculated redemption value, recorded directly to retained earnings.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
GAAP gross profit	$234,799	$211,304	$457,891	$406,012
Reconciling items to non-GAAP gross profit:
Equity plan-related compensation	608	544	1,316	1,079
Amortization of purchased technology	1,794	1,841	3,652	3,202
Non-GAAP gross profit	$237,201	$213,689	$462,859	$410,293

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
GAAP gross profit as a percent of total revenues	83.5%	81.2%	82.8%	79.2%
Non-GAAP adjustments detailed above	0.9%	0.9%	0.9%	0.9%
Non-GAAP gross profit as a percent of total revenues	84.4%	82.1%	83.7%	80.1%

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
GAAP operating expenses	$195,533	$194,392	$426,288	$387,456
Reconciling items to non-GAAP operating expenses:
Equity plan-related compensation	(9,978)	(8,616)	(19,548)	(16,210)
Amortization of other identified intangible assets	(2,234)	(2,026)	(4,453)	(3,892)
Special charges	(2,186)	(5,108)	(39,163)	(11,034)
Non-GAAP operating expenses	$181,135	$178,642	$363,124	$356,320

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
GAAP operating income	$39,266	$16,912	$31,603	$18,556
Reconciling items to non-GAAP operating income:
Equity plan-related compensation	10,586	9,160	20,864	17,289
Amortization of purchased technology	1,794	1,841	3,652	3,202
Amortization of other identified intangible assets	2,234	2,026	4,453	3,892
Special charges	2,186	5,108	39,163	11,034
Non-GAAP operating income	$56,066	$35,047	$99,735	$53,973

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
GAAP operating income as a percent of total revenues	14.0%	6.5%	5.7%	3.6%
Non-GAAP adjustments detailed above	5.9%	7.0%	12.3%	6.9%
Non-GAAP operating income as a percent of total revenues	19.9%	13.5%	18.0%	10.5%

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
GAAP other income (expense), net and interest expense	$(4,585)	$(4,911)	$(8,937)	$(9,754)
Reconciling items to non-GAAP other income (expense), net and interest expense:
Equity in (income) loss of unconsolidated entities	(14)	55	(39)	68
Amortization of original issuance debt discount	1,633	1,521	3,237	3,015
Non-GAAP other income (expense), net and interest expense	$(2,966)	$(3,335)	$(5,739)	$(6,671)

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31,	January 31,
	2015	2015

Assets
Current assets:
Cash and cash equivalents	$295,447	$230,281
Trade accounts receivable, net	97,839	208,996
Term receivables, short-term	345,958	337,626
Prepaid expenses and other	67,726	65,853
Deferred income taxes	24,390	23,490

Total current assets	831,360	866,246
Property, plant, and equipment, net	170,898	170,737
Term receivables, long-term	266,092	301,862
Goodwill and intangible assets, net	646,064	645,506
Other assets	64,516	64,671

Total assets	$1,978,930	$2,049,022

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$1,844	$7,228
Notes payable, current portion	233,637	-
Accounts payable	10,682	12,687
Income taxes payable	223	5,994
Accrued payroll and related liabilities	48,738	108,553
Accrued and other liabilities	35,678	47,728
Deferred revenue	226,098	259,340

Total current liabilities	556,900	441,530
Long-term notes payable	3,188	230,400
Deferred revenue, long-term	18,674	21,251
Other long-term liabilities	70,206	69,615
Total liabilities	648,968	762,796

Convertible notes	19,363	-
Noncontrolling interest with redemption feature	12,020	13,372

Stockholders' equity:
Common stock	853,455	832,612
Retained earnings	460,581	451,901
Accumulated other comprehensive loss	(15,734)	(11,887)
Noncontrolling interest	277	228
Total stockholders' equity	1,298,579	1,272,854

Total liabilities and stockholders' equity	$1,978,930	$2,049,022

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL INFORMATION
(In thousands, except days sales outstanding)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Operating activities
Net income	$30,610	$13,769	$20,107	$10,744
Depreciation and amortization	15,119	14,512	30,160	28,249
Other adjustments to reconcile:
Operating cash	13,231	11,298	21,367	17,820
Changes in working capital	(10,104)	9,944	23,173	(18,251)

Net cash provided by operating activities	48,856	49,523	94,807	38,562

Investing activities
Net cash used in investing activities	(10,240)	(37,511)	(22,168)	(85,091)

Financing activities
Net cash provided by (used in) financing activities	8,196	(13,443)	(6,582)	(72,736)

Effect of exchange rate changes on cash and cash equivalents	(1,138)	(33)	(891)	304

Net change in cash and cash equivalents	45,674	(1,464)	65,166	(118,961)
Cash and cash equivalents at beginning of period	249,773	175,825	230,281	293,322

Cash and cash equivalents at end of period	$295,447	$174,361	$295,447	$174,361

Other data:
Capital expenditures, net	$10,240	$7,145	$14,968	$13,315
Days sales outstanding	142	147

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
EARNINGS PER SHARE

The following table reconciles management's estimates of the specific items excluded from GAAP in the calculation of estimated non-GAAP net income per share for Q3'16 and fiscal year 2016.

	Estimated	Estimated
	Q3'16	FY'16
Diluted GAAP net income per share	$0.17	$1.25
Non-GAAP adjustments:
Amortization of purchased technology (1)	0.01	0.06
Amortization of other identified intangible assets (2)	0.02	0.07
Equity plan-related compensation (3)	0.08	0.34
Special charges (4)	-	0.33
Other income (expense), net and interest expense (5)	0.01	0.05
Non-GAAP income tax effects (6)	(0.02)	(0.19)
Noncontrolling interest (7)	-	(0.01)

Diluted non-GAAP net income per share	$0.27	$1.90

(1)	Excludes amortization of purchased technology resulting from acquisitions. Purchased technology is generally amortized over two to five years.
(2)	Excludes amortization of other identified intangible assets including trade names, customer relationships, and backlog resulting from acquisition transactions. Other identified intangible assets are generally amortized over two to five years.
(3)	Excludes equity plan-related compensation expense for the fair value of all share-based payments to employees for stock options and restricted stock units, and purchases made as a result of the employee stock purchase plans.
(4)	Excludes special charges consisting primarily of costs incurred for the voluntary early retirement program, employee rebalances, which includes severance benefits, notice pay, and outplacement services, and certain litigation costs. Full year adjustment represents the impact of actual special charges for the six months ended July 31, 2015 as we do not provide guidance for special charges.
(5)	Excludes amortization of original issuance debt discount, and income (loss) from an investment accounted for under the equity method of accounting.
(6)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 19% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.
(7)	Adjustment for the impact of amortization of intangible assets, equity plan-related compensation, and income tax expense on noncontrolling interest.

	MENTOR GRAPHICS CORPORATION
	UNAUDITED SUPPLEMENTAL BOOKINGS AND REVENUE INFORMATION
	(Rounded to nearest 5%)

	2016			2015					2014
Product Category Bookings (a)	Q1	Q2	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
IC DESIGN TO SILICON	30%	40%	35%	20%	25%	45%	55%	45%	60%	35%	40%	30%	40%
SCALABLE VERIFICATION	25%	30%	30%	25%	25%	20%	20%	20%	15%	45%	25%	30%	30%
INTEGRATED SYSTEMS DESIGN	15%	15%	15%	30%	25%	15%	10%	15%	10%	10%	20%	30%	20%
NEW & EMERGING MARKETS	10%	5%	5%	10%	15%	10%	5%	10%	5%	5%	5%	5%	5%
SERVICES / OTHER	20%	10%	15%	15%	10%	10%	10%	10%	10%	5%	10%	5%	5%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2016			2015					2014
Product Category Revenue (b)	Q1	Q2	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
IC DESIGN TO SILICON	35%	40%	40%	25%	30%	35%	55%	40%	35%	50%	35%	35%	40%
SCALABLE VERIFICATION	30%	25%	25%	35%	25%	20%	20%	25%	20%	20%	25%	30%	25%
INTEGRATED SYSTEMS DESIGN	20%	20%	20%	25%	25%	25%	15%	20%	30%	20%	25%	25%	20%
NEW & EMERGING MARKETS	5%	5%	5%	5%	10%	10%	5%	5%	5%	5%	5%	5%	5%
SERVICES / OTHER	10%	10%	10%	10%	10%	10%	5%	10%	10%	5%	10%	5%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2016			2015					2014
Bookings by Geography	Q1	Q2	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	35%	35%	35%	50%	40%	50%	40%	45%	35%	55%	60%	40%	50%
Europe	25%	30%	30%	15%	25%	15%	15%	15%	10%	15%	15%	30%	20%
Japan	15%	5%	5%	15%	5%	10%	5%	5%	10%	5%	5%	10%	5%
Pac Rim	25%	30%	30%	20%	30%	25%	40%	35%	45%	25%	20%	20%	25%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2016			2015					2014
Revenue by Geography	Q1	Q2	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	50%	40%	45%	50%	45%	50%	40%	45%	45%	40%	50%	45%	45%
Europe	15%	25%	20%	25%	20%	20%	15%	20%	20%	20%	20%	20%	20%
Japan	10%	5%	5%	10%	10%	10%	5%	5%	10%	5%	10%	15%	10%
Pac Rim	25%	30%	30%	15%	25%	20%	40%	30%	25%	35%	20%	20%	25%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2016			2015					2014
Bookings by Business Model (c)	Q1	Q2	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Perpetual	20%	15%	15%	35%	20%	15%	10%	15%	15%	50%	20%	10%	25%
Term Ratable	10%	10%	10%	20%	10%	5%	5%	10%	10%	5%	5%	5%	5%
Term Up Front	70%	75%	75%	45%	70%	80%	85%	75%	75%	45%	75%	85%	70%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2016			2015					2014
Revenue by Business Model (c)	Q1	Q2	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Perpetual	15%	15%	15%	35%	30%	15%	10%	20%	20%	25%	20%	20%	20%
Term Ratable	10%	10%	10%	10%	10%	10%	5%	5%	10%	10%	5%	5%	10%
Term Up Front	75%	75%	75%	55%	60%	75%	85%	75%	70%	65%	75%	75%	70%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

(a)	Product Category Bookings excludes support bookings for all sub-flow categories.
(b)	Product Category Revenue includes support revenue for each sub-flow category as appropriate.
(c)	Bookings and Revenue by Business Model are System and Software only (excludes finance fee).

CONTACT:
Mentor Graphics Corporation
Joe Reinhart, 503-685-1462
joe_reinhart@mentor.com